UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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    Soliciting Material Pursuant to §240.14a-12

AZZ INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AZZ incorporated
One Museum Place, Suite 500
3100 West 7th Street
Fort Worth, Texas 76107

June 1, 2012

Dear Shareholder:

The Board of Directors and Management cordially invite you to attend our Annual Meeting of Shareholders to be held at 10:00 a.m., local time, on Tuesday, July 10, 2012, at AZZ incorporated, One Museum Place, 4th Floor, 3100 West 7th Street, Fort Worth, Texas 76107.  The formal Notice of the Annual Meeting of Shareholders and Proxy Statement are attached.  Please read them carefully.

It is important that your shares be voted at the meeting in accordance with your preference.  Please complete the proxy card located in the envelope’s address window by indicating your vote on the issues presented and sign, date and return the proxy card in the prepaid envelope provided.  You may also vote your shares over the Internet or by telephone per the instructions printed on the proxy card.  If you are able to attend the meeting and wish to vote in person, you may withdraw your proxy at that time.

Sincerely,

/s/ David H. Dingus
David H. Dingus
President and Chief Executive Officer

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AZZ incorporated
One Museum Place, Suite 500
3100 West 7th Street
Fort Worth, Texas 76107

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held July 10, 2012

Our Annual Meeting of Shareholders (the “Annual Meeting”) will be held on Tuesday, July 10, 2012, at 10:00 a.m., local time, at AZZ incorporated, One Museum Place, 4th Floor, 3100 West 7th Street, Fort Worth, Texas for the following purposes:

(1)	to elect three directors to hold office, each for a term of three years;

(2)	to hold an advisory vote on executive compensation (“Say-on-Pay”);

(3)	to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending February 28, 2013; and

(4)	to transact any other business as may properly come before the Annual Meeting or any adjournment.

Only shareholders of record at the close of business on May 16, 2012, will be entitled to vote at the Annual Meeting.  A copy of our Annual Report to Shareholders for the year ended February 29, 2012, is enclosed with this Notice and Proxy Statement, but it does not form a part of our soliciting material.

To ensure that your vote will be counted, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the Annual Meeting.  You may also vote your shares over the Internet or by telephone per the instructions printed on the proxy card.  You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to be Held on July 10, 2012

The Proxy Statement and Annual Report to security holders for the year ended February 29, 2012, are available at www.edocumentview.com/azz.

By Order of the Board of Directors,

/s/ Dana L. Perry
Dana L. Perry,
Secretary

June 1, 2012
Fort Worth, Texas

PLEASE PROMPTLY SUBMIT YOUR PROXY BY MAIL
WHETHER OR NOT YOU INTEND
TO BE PRESENT AT THE ANNUAL MEETING.

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AZZ incorporated
One Museum Place, Suite 500
3100 West 7th Street
Fort Worth, Texas 76107
_______________

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

To Be Held July 10, 2012

The board of directors of AZZ incorporated (the “Company” or “AZZ”) is soliciting proxies for the 2012 Annual Meeting of Shareholders (the “Annual Meeting”).  You are receiving this proxy statement because you own shares of AZZ common stock that entitle you to vote at the Annual Meeting.  By use of a proxy, you can vote on the matters to be decided at the Annual Meeting without actually attending the Annual Meeting in person.  Simply complete, sign, date and return the enclosed proxy card in the envelope provided, and your shares will be voted at the Annual Meeting in accordance with your instructions.  If no instructions are given on your proxy card with respect to a matter on which shares are to be voted, your shares will be voted in accordance with the recommendation of the board of directors contained in this proxy statement.  Submitting your proxy by mail will not affect your right to attend the Annual Meeting and vote in person.  Brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients.  Please vote your proxy so your vote can be counted.

If you submit your proxy but later decide to change or revoke the instructions you provided, you may do so at any time before the proxies are voted at the Annual Meeting by notifying our corporate secretary in writing at One Museum Place, Suite 500, 3100 West 7th Street, Fort Worth, Texas 76107 that you wish to revoke your proxy, by delivering a subsequent proxy relating to the same shares, or by attending the Annual Meeting and voting in person.  Please note, however, that attendance at the Annual Meeting will not, in and of itself, result in your proxy being revoked.

AZZ will begin sending this proxy statement and the enclosed proxy card to our shareholders on or about June 1, 2012.

PROPOSAL 1

ELECTION OF DIRECTORS

Our by-laws, as amended to date, provide that the board of directors will consist of twelve members, classified into three classes, each class consisting of four directors, the members of which will serve three-year staggered terms.  We currently have nine directors, and there are three vacancies.  The six directors previously elected to serve until the 2013 and 2014 Annual Meetings of Shareholders will continue to serve out those terms.  Our Nominating and Corporate Governance Committee has determined that our board’s composition of nine directors, rather than twelve, is sufficient from a governance perspective.  Proxies cannot be voted for a greater number of nominees than the number of nominees named herein.

The board of directors has nominated the three directors who were elected at the 2009 Annual Meeting of Shareholders, each of whose term expires at this year’s Annual Meeting, for election to a three-year term expiring at the 2015 Annual Meeting of Shareholders.  In order to be elected, a nominee for director must receive a plurality of the votes properly cast at the meeting in person or by proxy.  Therefore, the three nominees who receive the most votes will be elected, provided that a quorum is present at the meeting.  The proxies solicited by the board of directors cannot be voted for a greater number of persons for election to the board of directors than the number of nominees described above.

Each of the nominees has consented to serve if elected.  If for any unforeseen reason a nominee would be unable to serve if elected, the persons named in the accompanying proxy may exercise their discretion to vote for a substitute nominee selected by the board of directors.  However, the board has no reason to anticipate that any of the nominees will not be able to serve, if elected.  After the Annual Meeting, the board will have one vacancy among the group of directors whose terms expire at the 2013 Annual Meeting of Shareholders, one vacancy among the group of directors whose terms expire at the 2014 Annual Meeting of Shareholders and one vacancy among the group of directors whose terms expire at the 2015 Annual Meeting of Shareholders.

Nominees for Terms Continuing to 2015

David H. Dingus, 64, has been a director of AZZ since 1999.  Mr. Dingus has served as AZZ’s president and chief executive officer since 2001, and served as AZZ’s president and chief operating officer from 1998 to 2001.  We believe Mr. Dingus’s qualifications to sit on the board of directors include his considerable global executive level leadership, merger and acquisition experience, and his ability to identify and implement business strategy obtained through his various leadership roles, which include chief executive roles of privately-held and publicly traded companies, specifically his experience as the Chief Executive Officer of our Company for over 10 years and experience as a director of our Company for over 12 years.

Dana L. Perry, 63, has been a director of AZZ since 1992.  Mr. Perry has served as AZZ’s senior vice president of finance, chief financial officer and secretary since January 2005, and, prior to that, served as AZZ’s vice president of finance, chief financial officer and assistant secretary.  We believe Mr. Perry’s qualifications to sit on the board of directors include his executive level leadership and management experience, experience in finance and accounting and experience in mergers, acquisitions and corporate strategic development, specifically his experience as the Chief Financial Officer of our Company for over 26 years and experience as a director of our Company for over 19 years.

Daniel E. Berce, 58, has been a director of AZZ since 2000.  Mr. Berce has been president and chief executive officer of General Motors Financial Company, Inc. (formerly Americredit Corp.) since its acquisition by General Motors Company in October 2010. Mr. Berce served as AmeriCredit Corp.’s chief executive  officer from August 2005 to October 2010, president from April 2003 to October 2010 and as vice chairman and chief financial officer from November 1996 until April 2003. He served as director of Americredit Corp. from November 1990 to October 2010. Before joining Americredit Corp., Mr. Berce was a partner with Coopers & Lybrand, an accounting firm.  Mr. Berce currently serves as a director  of Cash America International, Inc., and Arlington Asset Investment Corp.  We believe Mr. Berce’s qualifications to sit on the board of directors include his executive level leadership experience and knowledge of corporate governance, specifically his experience as a Chief Executive Officer of a publicly traded company, experience in finance and accounting and experience as a director of multiple publicly traded companies.

Directors for Terms Expiring 2014

Martin C. Bowen, 68, has been a director of AZZ since 1993.  Mr. Bowen has been president and chief financial officer of Fine Line, L. P. a privately held investment holding company, for over five years.  We believe Mr. Bowen’s qualifications to sit on the board of directors include his considerable business and leadership experience, specifically his experience and knowledge in the banking industry where he served as an executive officer of a national bank, his knowledge and experience in finance and accounting, and his experience as a director of multiple publicly traded companies, including our Company for over 18 years.

Sam Rosen, 76, has been a director of AZZ since 1996.  Mr. Rosen has been a partner in the law firm of Shannon, Gracey, Ratliff & Miller, L.L.P. since 1966.  We believe Mr. Rosen’s qualifications to sit on the board of directors include his considerable legal expertise in the area of securities, business and merger and acquisitions law representing both public and private companies as a partner in a major law firm, and his experience as a director of multiple publicly traded companies, including our Company for over 15 years.

Kevern R. Joyce, 65, has been a director of AZZ since 1997. Mr. Joyce was senior advisor to ZTEK Corporation, a energy technology company, from 2003 to 2006.  Mr. Joyce was president, chief executive officer and chairman of Texas New Mexico Power Company, an electric service company, from 1994 to 2001, and senior advisor to that company until 2003.  Mr. Joyce currently acts as a consultant to and investor in various companies.  We believe Mr. Joyce’s qualifications to sit on the board of directors include his considerable business and leadership experience, specifically his experience and knowledge in the electrical power generation industry, where he served as the Chief Executive Officer of a publicly traded electrical utility company and his knowledge and experience in finance and accounting.

Directors for Terms Expiring 2013

Dr. H. Kirk Downey, 69, has been a director of AZZ since 1992.  Dr. Downey currently is an independent business consultant and investor.  Dr. Downey served as professor of management, dean and associate provost for academic affairs at Texas Christian University from 1983 to 2000.  Dr. Downey is also chairman and a member of the board of trustees of LKCM Funds and LKCM Aquinas Funds, a publicly held family of mutual funds.  We believe Dr. Downey’s qualifications to sit on the board of directors include his considerable business and leadership experience and his extensive academic background, specifically his experience serving as professor of management, dean and provost for academic affairs at a major university and experience as a director of multiple publicly traded companies, including our Company for over 19 years.

Daniel R. Feehan, 61, has been a director of the Company  since 2000.  Mr. Feehan has served as president and chief executive officer of Cash America International, Inc., since 2000 and prior to that served as president and chief operating officersince 1990.  Mr. Feehan is a director of Cash America International, Inc., a publicly held provider of specialty financial services, and the non-executive chairman of RadioShack Corporation, a publicly held company in the retail consumer electronic goods and services business.  We believe Mr. Feehan’s qualifications to sit on the board of directors include his executive level leadership experience and ability to provide direction and oversight to the Company’s financial reporting and business controls, specifically his experience as a Chief Executive Officer of a publicly traded company, experience in finance and accounting and experience as a director of multiple publicly traded companies.

Peter A. Hegedus, 71, has been a director of AZZ since September 2006.  Mr. Hegedus was the Country Manager-ABB Hungary and President of ABB Kft., a specialty electrical equipment manufacturer, from 1994 to 2006, where he was responsible for all activities of the global ABB organization in Hungary.  We believe Mr. Hegedus’s qualifications to sit on the board of directors include his considerable global business and leadership experience, specifically his experience and knowledge in the global electrical power equipment industry, where he served as Country Manager and President of a segment of a publicly traded global electrical equipment manufacturer.

The Board of Directors Recommends That You Vote “FOR” Each of the Nominees Listed Above Under the Heading “Nominees For Terms Continuing to 2015” For Terms Continuing Until the 2015 Annual Meeting of Shareholders.

PROPOSAL 2

APPROVAL OF THE SAY-ON-PAY PROPOSAL

Federal legislation (Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) requires AZZ to seek (i) a non-binding advisory shareholder vote (commonly referred to as “Say-on-Pay”) on its executive compensation program as it is described below in the “Compensation Discussion and Analysis” section of this proxy statement and (ii) a non-binding advisory shareholder vote on whether the Say-on-Pay vote should occur every one, two or three years.  At the Company’s 2011 Annual Meeting, approximately 86% of the votes cast on the desired frequency of the Say-on-Pay vote were in favor of such vote being held annually.  Based on these results, the Company has elected to hold the Say-on-Pay vote annually and, following the 2012 Annual Meeting, will hold the next such vote at its 2013 Annual Meeting.  Because your vote is advisory, it will not be binding on AZZ or the board of directors, and neither AZZ nor the board will be required to take any action as a result of the voting outcome.  However, the vote will provide valuable information regarding investor sentiment about AZZ’s executive compensation program.  The board will review these voting results and take them into consideration when making decisions regarding AZZ’s future executive compensation philosophy, policies and practices.

AZZ requests that you support the compensation program for its named executive officers.  AZZ believes the information concerning executive compensation set forth in this proxy statement demonstrates that its executive compensation program was designed in an appropriate manner, consistent with sound corporate governance principles, to support AZZ’s strategy and business objectives.  The executive compensation program of AZZ is also closely monitored by its board of directors to ensure that the compensation program is within the range of market practices for companies of similar size and complexity.  AZZ believes its compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and providing appropriate incentives to the named executive officers, and aligning their interests with, the creation of long-term value for AZZ’s shareholders.  Consequently, the board strongly endorses AZZ’s executive compensation program and recommends that the shareholders vote in favor of such program by approving the following non-binding advisory resolution:

“RESOLVED, that AZZ’s shareholders approve the compensation of AZZ’s named executive officers as described in the narrative and tables under “Compensation Discussion and Analysis” contained in the proxy statement for the Company’s 2012 Annual Meeting.”

The board of directors unanimously recommends a vote FOR the approval, on a non-binding advisory basis, of AZZ’s executive compensation.

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has selected BDO USA LLP (“BDO”) as our independent registered public accounting firm for fiscal 2013 subject to your ratification.

The board of directors is asking you to ratify the selection of BDO.  Although our by-laws do not require this ratification, the board of directors believes that the selection of the independent registered public accounting firm is an important matter of shareholder concern and that a proposal that shareholders ratify this selection is an important opportunity for you to provide direct feedback to the Board of Directors on an important issue of corporate governance.  If our shareholders do not ratify the selection, we will consider that action as a direction to the Audit Committee and the board of directors to consider the selection of a different firm.  Even if you do ratify this selection, the Audit Committee can select a different independent registered public accounting firm, subject to ratification by the full board of directors, whenever it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of BDO will be present at the Annual Meeting to respond to questions and will have the opportunity to make a statement.

The board of directors unanimously recommends a vote "FOR" for the ratification of BDO as the Company's independent registered public accounting firm for fiscal 2013.

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP

Corporate Governance

The board of directors believes very strongly that good corporate governance is a prerequisite to achieving business success.  The board of directors has adopted formal, written Corporate Governance Guidelines designed to strengthen our corporate governance.  In 2003, the board amended those guidelines to meet new requirements of the U.S. Securities and Exchange Commission (“SEC”) and the NYSE.  Among other things, the enhanced guidelines contain standards for determining whether a director is independent.  The board also adopted a Code of Ethics applicable to all of our directors, officers and employees, and charters for each of the board’s committees.  The nominating and corporate governance committee is responsible for overseeing and reviewing the Corporate Governance Guidelines and Code of Ethics at least annually, and recommending any proposed changes to the full board for its approval.  The AZZ incorporated Corporate Governance Guidelines, Code of Ethics and charters for the audit, compensation and nominating and corporate governance committees are available on our web site at www.azz.com, under the heading “Investor Relations — Corporate Governance”.

You may also obtain a copy of these documents by mailing a request to:

AZZ incorporated
Investor Relations
One Museum Place, Suite 500
3100 West Seventh Street
Fort Worth, TX 76107

Director Independence

It is our policy that the board of directors will at all times consist of a majority of independent directors.  In addition, all members of the audit committee, compensation committee and nominating and corporate governance committee must be independent.  To be considered independent, a director must satisfy the independence requirements established by the NYSE and the SEC.  The board will consider and apply all facts and circumstances relating to a director in determining whether that director is independent.  The board has determined that all of the current members of the board of directors are independent except for directors David H. Dingus and Dana L. Perry.

Directors’ Attendance at Board and Committee Meetings and at the Annual Meeting of Shareholders

Our board of directors met five times during fiscal year 2012.  Each director attended at least 75% of the total number of board meetings and meetings of the board committee or committees on which he served during fiscal 2012.  Although we have no formal policy on the matter, all directors are encouraged to attend, and typically have attended, our Annual Meeting of Shareholders.  All of our directors except Messrs. Joyce, Feehan and Hegedus attended the 2011 Annual Meeting of Shareholders.

Board Committees

There are three standing committees of the board of directors.  They are the nominating and corporate governance committee, the audit committee and the compensation committee.  A brief description of each committee’s function, the number of meetings held during the last fiscal year and the names of the directors who are members of the committees follows.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee is responsible for considering and making recommendations to the board regarding nominees for election to the board and the membership of the various board committees.  The committee is also responsible for recommendations to the board regarding compensation of our directors and is responsible for establishing and overseeing the AZZ incorporated Corporate Governance Guidelines, the AZZ incorporated Code of Ethics described earlier in this proxy statement and the Director Nomination Process which is set forth below.  The nominating and corporate governance committee met on four occasions during the last fiscal year.  Committee members are Directors Downey (chairman), Rosen and Bowen.

Audit Committee.  The audit committee provides assistance to the board in overseeing AZZ’s accounting, auditing, financial reporting and systems of internal controls regarding finance and accounting.  As part of its duties, the audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent auditors.  The committee also reviews our quarterly and year-end financial statements.  The audit committee held five meetings during the last fiscal year.  During the last fiscal year, audit committee members were Directors Feehan (chairman), Berce, and Joyce.  The board of directors has determined that each member of the audit committee is an audit committee financial expert, as defined by the SEC, and has accounting or related financial management expertise within the meaning of NYSE listing standards.

Compensation Committee.  The compensation committee establishes, amends and oversees AZZ’s incentive-based compensation plans and sets compensation for our chief executive officer, and approves our other executive officers and other senior management.  It also oversees the administration of other compensation and benefit plans and recommends to the board changes in or the establishment of compensation and benefit plans for our employees.  The committee held four meetings during the last fiscal year.  Compensation committee members are Directors Downey, Berce, Hegedus and Joyce (chairman).

Meetings of Independent Directors without Management Present

To empower our independent directors to serve as a more effective check on management, our independent directors meet at regularly scheduled executive sessions without members of AZZ’s management present.  The independent directors met without management present four times during the last fiscal year. Executive sessions ordinarily are held in conjunction with quarterly scheduled board meetings.  Dr. Downey, as our independent chairman of the board, presides over these meetings.

Board Leadership Structure

The board of directors has flexibility under its governance guidelines to select an appropriate leadership structure.  At present, the board believes that it is preferable for one of its independent, non-employee members to serve as chairman.  The board further believes this structure is appropriate given that the board views the Chief Executive Officer as having the day-to-day responsibility to run the Company, while the board chairman has the responsibility to coordinate the board.  The non-employee directors appoint the non-executive chairman of the board.  This chairman/Chief Executive Officer separation is believed to help ensure, and strengthen, the overall independent role of the non-employee directors.  The duties of the chairman are to:

•     Preside at board meetings;

•     Preside at executive sessions or other meetings of the non-management directors;

•	Recommend the retention of consultants, legal, financial, or other professional advisors who are to report directly to the board;

•     Consult with management as to the agenda items for board and committee meetings; and

•	Coordinate with committee chairs in the development and recommendations regarding board and committee meeting schedules.

The board of directors believes its leadership structure not only provides for strong independent leadership, but also is in the best interest of the Company’s shareholders given that it effectively positions the Chief Executive Officer as the Company’s leader and permits him to focus his entire energies on daily managing the overall business operations.  The board understands that its approach to leadership structure may evolve over time.  Consequently, the board intends to periodically re-examine its corporate governance policies and leadership structure to ensure that they continue to meet the Company’s needs and objectives.

Board’s Role in Risk Oversight

The Company’s board of directors has overall responsibility for the effective oversight of risk, whether financial, operational or strategic.  This oversight function necessarily focuses on the most significant risks facing the Company and is deemed an important priority by the board.  The board does not attempt to view in isolation the risks facing the Company, but tries to consider risk holistically and as a proper component of the Company’s strategy.  The board does not believe it is possible, nor even desirable, to eliminate all business risk.  Rather, reasonable and fully-considered risk-taking is deemed appropriate and necessary for the Company to remain competitive in its industries.

While the board of directors generally oversees risk management, the responsibility for daily managing these risks resides with the Company’s management team.  The Company has established numerous internal processes for identifying and managing risk including comprehensive internal and external audit processes.  These processes have been designed to allow management to effectively identify and manage risks and to timely communicate the results of such activities to the board.  Management routinely communicates with the board, its committees and individual directors, as appropriate, regarding various risks.  All directors have direct and open access to the Company’s executive officers and various other members of the management team.  As a result, throughout the year, the board and its committees communicate with each other and with management.  Periodically, the Company’s strategic and operational risk are presented and thoroughly discussed with the board during the Chief Executive Officer’s operational report.  The Company’s financial risks are specifically addressed during the formal presentation of its financial results at each board meeting.  The board further considers risks when considering specific proposed actions.  Though the board has not adopted a formal policy regarding the review and approval of related party transactions, as defined under Item 404 of Regulation S-K of the SEC’s regulations, the board's practice is to review any proposed transactions involving amounts exceeding $120,000 between the Company and related persons (directors, executive officers, or shareholders owning at least 5% of the Company’s outstanding stock and the immediate family members of such persons), including the risks that could result therefrom.

In addition to the presentation of information to the full board of directors, the board has delegated responsibility for the oversight of certain risks to the proper board committee.  These committees regularly meet and report to the full board of directors at each board meeting.  In particular:

•
The audit committee oversees the risks relating to the Company’s financial statements, its financial reporting processes, accounting and legal/ethical compliance matters.  The committee also oversees the internal audit function.  Further, it broadly reviews the Company’s credit, liquidity and, legal risks.  The committee also oversees the guidelines, policies and processes by which the Company manages, and mitigates as appropriate, the various financial risks.

•
The compensation committee oversees the risks relating to the compensation philosophy and programs of the Company and generally evaluates the effect the Company’s compensation structure may have on management risk taking.  The committee also monitors risks relating to overall management and organizational structure, as well as succession planning at the executive officer and key employee levels.

•	The corporate governance and nominating committee provides oversight on risks relating to the governance structure and processes of the Company.

As indicated above, the board of director’s proper role is risk oversight as opposed to the day-to-day management of risks, which is the focus of the Company’s management team.  The board believes this division of responsibility provides an effective means for addressing the full spectrum of risks facing the Company.  Furthermore, the board believes that its leadership structure, with an independent, non-management chairman of the board and of each committee, supports its risk oversight function.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company and the skill-level required by the Company of members of the board.

Fees Paid to Directors (Cash and Equity Compensation paid to Board Members)

Each director who was not an AZZ employee received the following cash compensation for services to the board during fiscal year 2012:

•      a fee of $20,000 annually;

•      $1,500 for each quarterly meeting of the board of directors he attended;

•      $500 for each special meeting of the board of directors he attended; and

•	$1,000 for each nominating and corporate governance committee or compensation committee meeting he attended as a member and $1,500 for each audit committee meeting he attended as a member.

Director Downey, who served as the chairman of the compensation committee and of the nominating and corporate governance committee of the board of directors, received additional cash compensation of $3,000 during fiscal 2012 for serving as chairman of these committees, and received additional cash compensation of $49,200 for serving as independent chairman of our board of directors. The chairman of the audit committee, Director Feehan, received additional cash compensation of $3,000 during fiscal 2012 for serving as chairman of this committee.

Beginning with our 2009 Annual Meeting, shares of our common stock granted annually to our non-management directors were granted under the AZZ incorporated Amended and Restated 2005 Long Term Incentive Plan. At our 2010 Annual Meeting, the number of shares granted was determined to be 1,000 shares per independent director.

Additionally, stock appreciation rights (“SARs”) have been granted from time to time to our non-employee directors.  During fiscal 2012, 1,659 SARs were granted to each non-employee director.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended February 29, 2012.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option/ SARs Awards ($)(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Dr. Kirk H. Downey	$87,700	$50,840	$25,668		—	—	$164,208

Daniel R. Feehan	$36,500	$50,840	$25,668		—	—	$113,008

Martin C. Bowen	$31,500	$50,840	$25,668		—	—	$108,008

Daniel E. Berce	$39,000	$50,840	$25,668		—	—	$115,508

Sam Rosen	$31,500	$50,840	$25,668		—	—	$108,008

Kevern R. Joyce	$37,500	$50,840	$25,668		—	—	$114,008

Peter A. Hegedus	$30,000	$50,840	$25,668		—	—	$106,508

Non-Executive Director Group	$293,700	$355,880	$179,676		—	—	$829,256
___________
(1)
David H. Dingus, the Company’s Chief Executive Officer and Dana L. Perry, the Company’s Senior Vice President, Chief Financial Officer and Secretary, are not included in this table, as they are employees of the Company and thus receive no compensation for their services as Directors. The compensation received by Messrs. Dingus and Perry as employees of the Company is shown in the Summary Compensation Table on page 28.

(2)
The amounts in this column for the fiscal year ended February 29, 2012 reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for stock awards granted to each of the non-employee directors under the AZZ incorporated Amended and Restated 2005 Long Term Incentive Plan. Assumptions used in the calculation of this amount are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended February 29, 2012, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 10, 2012.

(3)
The amounts in this column for the fiscal year ended February 29, 2012 reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for stock appreciation rights awards granted to each of the non-employee directors under the AZZ incorporated Amended and Restated 2005 Long Term Incentive Plan. Assumptions used in the calculation of this amount are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended February 29, 2012, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 10, 2012.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended February 29, 2012, the compensation committee was composed of Directors Downey (chairman), Joyce, Hegedus and Berce, none of whom is an employee of AZZ.

No member of the compensation committee (i) was an officer or employee of the Company or a subsidiary of the Company during fiscal 2012, (ii) was formerly an officer or employee of the Company or a subsidiary of the Company or (iii) has any relationship relative to the Company that is required to be disclosed pursuant to Item 404 of Regulation S-K.

During fiscal 2012, none of the Company's executive officers served as (a) a member of a compensation committee of another company, one of whose executive officers served on the Company’s compensation committee, (b) a director of another company, one of whose executive officers served on the Company's compensation committee or (c) a member of a compensation committee of another company, one of whose executive officers served as one of the Company's directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the fiscal year ended February 29, 2012, we did not enter into any transactions with any of our officers, directors or shareholders owning 5% or more of our common stock or any immediate family members of such persons in which the amount involved exceeded $120,000.  In addition, we are not currently planning to enter into any such transaction or series of similar transactions.  The board of directors has not adopted any written procedures regarding the review and approval of related party transactions as defined under Item 404 of Regulation S-K of the SEC’s regulations.  However, the board's practice is to review any proposed transactions involving amounts exceeding $120,000 between the Company and related persons (directors, executive officers, or shareholders owning at least 5% of the Company’s outstanding stock and the immediate family members of such persons), in which the related person has a direct or indirect material interest, and determine if any such proposed transaction is in the best interest of the Company and its shareholders.

PROCEDURES FOR COMMUNICATING WITH DIRECTORS

The board of directors has established a process by which shareholders can send communications to board members.  Interested parties would use the same method as shareholders to communicate directly with the presiding director or with non-management directors as a group. Shareholders and interested parties can send written communications to one or more members of our board, addressed to:

Dr. H. Kirk Downey
Chairman, Nominating and Corporate Governance Committee
AZZ incorporated
One Museum Place, Suite 500
3100 West 7th Street
Fort Worth, Texas  76107

Generally, we distribute communications to the board or to the individual director or directors, as appropriate, depending on the subject matter and facts and circumstances outlined in the communication.  We will not distribute communications that are not related to the duties and responsibilities of the board, including:

•       spam;

•       junkmail and mass mailings;

•       product or service inquiries or complaints;

•       new product or service suggestions;

•       resumés and other forms of job inquiries;

•       surveys; and

•       business solicitations or advertisements.

In addition, we will not distribute unsuitable material to our directors, including material that is unduly hostile, threatening or illegal, although any communication that is filtered out is available to any independent director upon request.

DIRECTOR NOMINATION PROCESS

Board Member Qualification Criteria

The nominating and corporate governance committee has adopted Board Member Qualification Criteria, which set forth the attributes and qualifications considered by the committee in evaluating nominees for director.  The primary qualities and characteristics the committee looks for in nominees for director are:

•       management and leadership experience;
•       relevant knowledge and diversity of background and experience; and
•       personal and professional ethics, integrity and professionalism.

The committee also believes that the board should be composed of individuals who have achieved a high level of distinction in business, law, education or public service and who possess one or more of the following specific qualities or skills:

•       financial expertise;
•       general knowledge of the electrical and industrial products industry and/or galvanizing services;

•       legal or accounting experience; and
•       CEO, CFO or other senior management experience.

The committee does not have a formal policy regarding the consideration of diversity in identifying director nominees.  In determining whether to recommend a director nominee, the committee considers and discusses diversity, among many other factors, with a broad view toward the needs of the entire board of directors.  When identifying and recommending director nominees, the committee views diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that can contribute to board heterogeneity. The committee believes that including diversity as one of the many factors considered in selecting director nominees is consistent with the committee's goal of creating a board of directors that best serves the needs of the Company and the interests of its shareholders.

Internal Process for Identifying Candidates

Members of the nominating and corporate governance committee or other AZZ directors or executive officers may, from time to time, identify potential candidates for nomination to our board.  All proposed nominees, including candidates recommended for nomination by shareholders in accordance with the procedures described below, will be evaluated in light of the Board Member Qualification Criteria and the projected needs of the board at the time.  The committee may retain a search firm to assist in identifying potential candidates for nomination to the board of directors.  The search firm’s responsibilities may include identifying and evaluating candidates believed to possess the qualities and characteristics set forth in the Board Member Qualification Criteria, providing background information on potential nominees and interviewing and screening nominees if requested to do so by the committee.

Shareholder Recommendations for Directors

The committee will consider candidates recommended by shareholders for election to our board.  A shareholder who wishes to recommend a candidate for evaluation by the committee should forward the candidate’s name, business or residence address, principal occupation or employment and a description of the candidate’s qualifications to the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, AZZ incorporated, One Museum Place, Suite 500, 3100 West 7th Street, Fort Worth, Texas  76107.

In order for a candidate proposed by a shareholder to be considered by the committee for inclusion as a board nominee at the 2013 Annual Meeting of Shareholders, the candidate must meet the Board Member Qualification Criteria described above and must be expressly interested and willing to serve as an AZZ director.  In addition, the corporate secretary must receive the request for consideration and all required information no later than 5:00 p.m., local time, on April 11, 2013.  Proposals should be sent via registered, certified or express mail.  The corporate secretary will send properly submitted shareholder recommendations to the chairman of the committee.  Individuals recommended to the committee by shareholders in accordance with these procedures will be evaluated by the committee in the same manner as individuals who are recommended through other means.

Shareholder Nominations of Directors

Section 8 of Article III of our by-laws also permits a shareholder to propose a candidate at an Annual Meeting of Shareholders who is not otherwise nominated by the board of directors through the process described above if the shareholder complies with the advance notice, information and consent provisions contained in the by-laws.  To comply with the advance notice provision of the by-laws, a shareholder who wishes to nominate a director at the 2013 Annual Meeting of Shareholders must provide AZZ written notice no earlier than March 12, 2013 and no later than April 11, 2013. You may contact our corporate secretary to obtain the specific information that must be provided with the advance notice.

Nominees for Election at the 2012 Annual Meeting

No nominee for election to the board of directors at our 2012 Annual Meeting of Shareholders was recommended by shareholders or groups of shareholders owning more than 5% of our common stock.

Security Ownership of Management

The following table indicates the ownership on April 30, 2012, of AZZ’s common stock (which is our only class of stock outstanding) by each director and nominee, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Acquirable Within 60 Days	Percent of Class(2)
Daniel E. Berce	30,921	—	*
Martin C. Bowen	17,812	—	*
David H. Dingus	134,980	—	1.1%
Dr. H. Kirk Downey	10,017	—	*
Daniel R. Feehan	20,818	—	*
Peter A. Hegedus	8,521	—	*
Kevern R. Joyce	28,950	—	*
Tim E. Pendley	14,148	—	*
Dana L. Perry	245,638	—	2.0%
Sam Rosen	22,037	—	*
Clement H. Watson	7,431	—	*
All Current Directors and Executive Officers as a Group	576,565	2,954	4.4%
__________
*Indicates ownership of less than 1%

(1)
Except as otherwise indicated, each person named in the table has sole investment and voting power with respect to all shares of common stock shown to be beneficially owned by such person.  Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

(2)
The percentage of voting stock held is based upon 12,625,033 shares outstanding as of April 30, 2012, except for persons who hold options that may be exercised within 60 days of April 30, 2012.  The percentage of voting stock held by persons who hold options that may be exercised within 60 days is based upon the same 12,625,033 shares outstanding on April 30, 2012 plus the number of shares that may be acquired by that person through exercise of options exercisable within 60 days of that date.

Effective March 1, 2009, the board of directors adopted a policy encouraging AZZ’s executive officers to hold shares of AZZ’s common stock.  The policy includes thresholds based on both market value of the shares as a multiple of base salary and on the number of shares held.  The board of directors has encouraged AZZ’s executive officers to comply with the policy by February 28, 2014.

Security Ownership of Certain Beneficial Owners

The following table indicates the ownership by each person who is known by us to own beneficially, as of April 30, 2012, five percent or more of our common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	1,329,899(1)	10.58%

Royce and Associates, LLC. 745 Fifth Avenue New York, NY 10151	1,111,849(2)	8.85%

BlackRock, Inc. . 40 East 52nd Street New York, NY 10022	940,395(3)	7.48%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	659,970(4)	5.25%
__________

(1)
Based on information set forth in a Schedule 13G filed on February 13, 2012, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended, is the beneficial owner of 1,110,000 shares of AZZ common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, as amended. The ownership of one investment company, Fidelity Low Priced Stock Fund (referred to in this note as the “Fund”), amounted to 1,110,000 shares of AZZ common stock. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the Fund, each has sole power to dispose of the 1,110,000 shares owned by the Fund. Members of the family of Edward C. Johnson 3d, Chairman of LLC, are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares.  Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund’s Board of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly subsidiary of FMR LLC, is beneficial owner of 219,899 shares of AZZ common stock.  Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 219,899 shares and sole power to vote or direct the voting of 219,899 shares of Common Stock owned by the institutional accounts managed by PGATC.  Fidelity carries out the voting of the shares under written guidelines established by the Fund’s Board of Trustees.

(2)	Information based solely on Schedule 13G filed by shareholder with the SEC on February 14, 2012.

(3)	Information based solely on Schedule 13G filed by shareholder with the SEC on February 13, 2012.

(4)
Based solely on a Schedule 13G filed with the SEC on February 8, 2012, reporting beneficial ownership as of December 31, 2011 by The Vanguard Group, Inc., which has sole voting and dispositive power over 659,970 shares of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE reports disclosing their ownership and changes in ownership of our common stock or other equity securities.  Our officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  To our knowledge, our officers, directors and greater than 10% beneficial owners timely complied with all applicable Section 16(a) filing requirements, except Mr. Kevern Joyce, a member of our board, who was late filing one report with respect to a gift of AZZ stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis Executive Summary

Our goal for our executive compensation program is to attract, motivate and retain the highest quality executives who will provide leadership for the Company’s success in dynamic and competitive markets.  We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests.  The Compensation Committee oversees the executive compensation program and determines the compensation for our named executive officers.  We believe the compensation program for our named executive officers was instrumental in helping the Company achieve strong financial performance in fiscal 2012, despite a challenging economic environment.  Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2012, as well as the other individuals included in the table provided on page 28 under the caption “Summary Compensation Table” (the “Summary Compensation Table”), are referred to as the “named executive officers”.  Mr. Darren L. Caldwell terminated his employment as Vice President, Electrical and Industrial Products Segment, effective as of August 31, 2011.

Highlights of Financial Results for Fiscal 2012

We achieved strong financial results in Fiscal 2012 as a result of the successful performance of both our Electrical and Industrial Products Segment and our Galvanizing Services Segment, resulting in:

•	The Company’s consolidated total revenue increased 23%, to $469 million, for the year ended February 29, 2012 compared to the year ended February 28, 2011.

•	Net income increased to $41 million in fiscal 2012 compared to $35 million in fiscal 2011.

•	Diluted net income per share increased to $3.21 in fiscal 2012 compared to $2.77 in fiscal 2011.

Highlights of Our Compensation Program

Highlights of our compensation programs and adjustments that were made during fiscal year 2012 to further align our executive compensation structure with our shareholders’ interests and current market practices include the following:

•
Our named executive officers’ total compensation is comprised of a mix of base salary, annual short-term incentive compensation, long-term incentive awards and other benefits.  As illustrated below, our Chief Executive Officer’s total compensation, which includes both short- and long-term incentive-based compensation that is based on our performance, has increased commensurate with the increased return to our shareholders in the form of year over year increases of our stock price over the past five years. Additional detail regarding the compensation paid to our Chief Executive Officer during 2012 is provided in the Summary Compensation Table.

•
Annual short-term incentive-based cash incentive payments made to our named executive officers in fiscal 2012 were greater than target amounts because we exceeded our financial objectives for earnings per share and other measures for fiscal 2012.

•
In fiscal 2012, our named executive officers received salary adjustments for their outstanding performance on our ongoing business activities and, with respect to certain of such officers, on the successful evaluation and implementation of a business acquisition during a challenging economic environment.

•
For fiscal 2012, our named executive officers continued to receive the majority of their compensation in the form of equity compensation, which is at-risk performance-based compensation that is tied to our performance, and includes a combination of stock appreciation rights and restricted stock units. The grant value of awards made in fiscal 2012 was allocated 70% to stock appreciation rights and 30% to restricted stock units.  The chart below shows the elements of compensation that comprised total target direct compensation for our Chief Executive Officer for fiscal 2012 and illustrates that approximately 71% of this total target direct compensation was tied to our financial performance.  The chart below also illustrates that our Chief Executive Officer receives a significant portion of his direct compensation in equity, including performance-based equity, which aligns his interests with those of our shareholders.  The total target direct compensation illustrated in the chart below does not include perquisites, retirement and other benefits.

2012 Chief Executive Officer Target Mix of Total Compensation

•
Our named executive officers, excluding Messrs. Dingus and Perry, do not have employment agreements and are employed at-will and expected to demonstrate exceptional personal performance and leadership in order to continue serving as a member of the executive team.

Compensation Program Overview

The Compensation Committee (the “Committee”) of the board has responsibility for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the Company’s management team is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to members of the management team, including the named executive officers, are similar to those provided to other executive officers.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and which aligns executives’ interests with those of the shareholders by rewarding performance to achieve goals set by the Company, with the ultimate objective of improving shareholder value. The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of publicly traded companies with similar characteristics. To that end, the Committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and equity-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions including equity awards for the management team (which includes the named executive officers).

The Chief Executive Officer annually reviews the performance of each member of the management team (other than his own, which is reviewed by the Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives made by the Chief Executive Officer. The Compensation Committee, in executive session and without executive officers present, approves the Chief Executive Officer's pay levels.  The Chief Executive Officer does not make recommendations to the Compensation Committee on his own pay levels.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. In furtherance of this, the Committee has the authority under its charter to periodically engage an outside compensation consulting firm to conduct a review of its total compensation program for the Chief Executive Officer as well as for other key executives. The compensation consulting firm provides the Committee with relevant market data and alternatives to consider when making compensation decisions for the Chief Executive Officer and on the recommendations being made by the Company’s Chief Executive Officer for executives other than the Chief Executive Officer.  The Committee has engaged Meridian Compensation Partners, LLC (“Meridian”) to provide ongoing advisory services to the Committee, which services have included but not been limited to, an executive compensation review for purposes of advising the Committee with respect to executive compensation for fiscal 2012.  The Committee did not direct Meridian to perform its services in any particular manner or under any particular method.  All of the decisions with respect to the Company's executive compensation, however, are made by the Committee.  The Committee has the final authority to hire and terminate the compensation consultant, and the Committee evaluates the compensation consultant annually. In fiscal 2012, Meridian did not perform any other services for the Company other than those described above for the Committee.

In making compensation decisions, the Committee compares each element of total compensation against a group of publicly-traded companies. This group of companies, which is periodically reviewed and updated by the Committee, consists of companies against which the Committee believes the Company competes for talent and for shareholder investment.  In fiscal 2012, the Committee reviewed compensation for a group of 15 companies in electrical and lighting component manufacturing, metals fabrication, and galvanizing industries. The median revenue size of the group approximated AZZ’s projected revenue for fiscal 2012 as disclosed to Meridian by the Committee.  This group included:

•	AMETEK, Inc.
•	Dynamic Materials Corporation
•	Franklin Electric Co.
•	Handy & Harmon Ltd. (formerly WHX Corporation)
•	Haynes International, Inc.
•	Hubbell Incorporated
•	L.B. Foster Company
•	LSI Industries, Inc.
•	Powell Industries, Inc.
•	Power-One, Inc.
•	Preformed Line Products Company
•	Regal-Beloit Corporation
•	Synalloy Corporation
•	Thomas & Betts Corporation
•	Valmont Industries, Inc.

For the 2012 review, American Semiconductor Corporation, Baldor Electric Company, and Friedman Industries, Inc. were removed from the peer group and Dynamic Materials Corporation was added.

Though the Committee considers this market data on the compensation practices of these companies in determining the overall compensation of the Company’s named executive officers (including in determining base salary ranges, as described below), it does not set compensation components to meet specific market percentiles. Based on this market data analysis, the Committee concluded that the compensation levels for the Company’s named executive officers fell within the range of the observed market compensation levels.

In addition to market data, compensation is determined based upon internal pay equity (including the executive’s accountability and impact on Company operations) and the individual’s experience level and performance. In considering internal pay equity, the Committee has no formula or established ratios for setting one executive’s total compensation versus the compensation of another executive officer. Rather, the Committee subjectively evaluates the relative importance of each named executive officer’s role to the Company as a whole, which results in certain executives receiving more total compensation than others (e.g., the Company’s Chief Executive Officer is paid more than its Chief Financial Officer).

Factors that may result in a deviation from the market data are an individual’s experience level, the job responsibilities of the position and the relative responsibility of the position compared to that of others within the Company. The Committee may also consider how the Company has performed relative to the group of companies listed above.

The Committee strives to develop compensation packages for our executives made up of a balanced combination of base salary, annual incentive awards, and long term compensation. The overall compensation of our executive officers, including the employment agreements with our Chief Executive Officer and Chief Financial Officer, utilizes a combination of these forms of compensation. However, the Committee does not establish a targeted mix or formula in allocating total compensation across these pay components. In setting executives’ compensation, the Committee also reviews the total compensation that each respective officer potentially could receive over the next several years under scenarios contemplating the executive’s continued employment or retirement during the period.

While the Committee uses a variety of factors in making compensation decisions for the Company’s named executive officers, the Committee does not use any particular weighting or formula to determine executive compensation. Rather, the Committee subjectively evaluates all of the factors noted in the discussion above in determining executive compensation.

2011 Say-On-Pay and Say-On-Frequency Votes

At the Company’s 2011 Annual Meeting, over 94 percent of the shareholders casting a ballot voted to approve the Company’s executive compensation program and over 86 percent of the voting shareholders approved an annual frequency for the Company’s say-on-pay vote.  After considering these non-binding, advisory vote results, the Committee believes the results reflect the shareholders’ concurrence that the Company’s executive compensation program not only is designed in an appropriate manner, consistent with sound corporate governance principles, to support the Company’s strategic and business objectives, but also that the executive compensation program maintains an appropriate balance between utilizing responsible, measured pay practices and effectively ensuring the interests of the named executive officers are incentivized by, and aligned with, the creation of long-term value for the Company’s shareholders.  Consequently, the Committee intends to continue following the executive compensation philosophy, policies and practices it has historically utilized.

Fiscal year 2012 Executive Compensation Components

For the fiscal year ended February 29, 2012, the principal components of compensation for named executive officers were:

•	base salary, to compensate the executive officers for day-to-day services rendered to the Company;

•	performance-based incentive compensation, paid in cash to provide an incentive to achieve specific operating results and to encourage short-term performance;

•	long-term incentive compensation, tying a portion of the executive officers compensation to equity ownership of the Company; and

•
perquisites and other personal benefits, which may include 401(k) matching contributions, profit sharing contributions, and health, life, and long term disability insurance benefits, which are also generally available to all employees.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility by using market data. Base salary ranges are designed so that salary opportunities for a given position will be between 75% and 125% of the midpoint of the base salary established for each range.

During its review of base salaries for executives, the Committee primarily considers:

•	market data periodically provided by our outside consultant;

•	internal data regarding the executive’s compensation, both individually and relative to other executive officers; and

•	individual performance of the executive.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility.

In determining salary increases, and also in determining awards under the Senior Management Bonus Plan and long-term incentive compensation awards, for the named officers for fiscal 2012, the Committee utilized qualitative factors to evaluate their performances and recognize their contributions and leadership during fiscal 2011.  In particular, the Committee considered each officer’s contributions to achieving (i) the review, analysis and evaluation of companies acquired by the Company during the year, (ii) the development and implementation of integration plans for acquired businesses, (iii) the Company’s overall financial performance in light of challenging economic conditions, (iv) the Company’s ability to manage costs, (v) the performance of the Company’s stock price, as compared to its competitors and (vi) the Company’s business development results, as measured by new and increased business from customers during the year.  The Committee also considered issues of relative amounts paid and awarded as a matter of internal equity.

The amount of each officer’s salary and incentive awards was based on the Committee’s subjective evaluation of each officer’s performance, the relative responsibilities of the officers and the Committee’s sense of fair and equitable relative distributions of salaries and awards.  The Committee also took into account the compensation plans embodied in employment agreements with the Company’s Chief Executive Officer and Chief Financial Officer, salaries and awards paid in prior years and market compensation data from the industry comparison group described above.  In making its evaluation and the resulting salary and award decisions, the Committee took into account and acknowledged:

•
Mr. Dingus’s ability to focus the entire management team on the successful evaluation and implementation of a significant business acquisition that was materially beneficial to AZZ, his ability to motivate management to maintain sales and margins across both operating segments in a challenging economic environment and his contribution to the performance of our stock price over the past several years;

•
Mr. Perry’s significant role in the implementation of a significant business acquisition that was materially beneficial to AZZ, including his role in the evaluation, implementation and integration of the business acquired during fiscal 2012;

•
Mr. Pendley’s significant role in the evaluation, implementation and integration of a significant galvanizing business acquired during fiscal 2012, his leadership and management of the galvanizing business during difficult market conditions, the increase in revenues from our galvanizing segment through strategic acquisitions and the increase in Mr. Pendley’s responsibilities accompanying this increase in revenues; and

•	The relative value to AZZ of the contributions made by each officer.

Additionally, the Committee considered the compensation of the Company’s named executive officers relative to similarly situated officers of companies against which the Committee believes the Company competes for talent and for shareholder investment, as discussed above.

In fiscal 2012, our named executive officers received salary adjustments for their outstanding performance on our ongoing business activities and, with respect to certain of such officers, on the successful evaluation and implementation of a significant business acquisition that was materially beneficial to AZZ during a challenging economic environment  The fiscal 2012 base salaries for the named executive officers can be found in column (c) of the Summary Compensation Table.

Performance-Based Incentive Compensation

The Senior Management Bonus Plan is an annual cash incentive program. The Senior Management Bonus Plan provides the Committee the flexibility to promote high performance and achievement of corporate goals by named executive officers, encourage the growth of shareholder value and allow key employees to participate in the long-term growth and profitability of the Company. The Senior Management Bonus Plan provides guidelines for the calculation of annual non-equity incentive based compensation, subject to Committee oversight and modification. At its January meeting each fiscal year, the Committee considers whether a Senior Management Bonus Plan should be established for the succeeding fiscal year and, if so, approves the group of employees eligible to participate in the Senior Management Bonus Plan for that fiscal year. The Senior Management Bonus Plan includes various incentive levels based on the participant’s accountability and impact on Company operations, with target award opportunities that are established as a percentage of base salary. These targets range from 30% to 60% of base salary for the Company’s named executive officers.  The maximum award is reached by the named executives by achieving a performance level of 125% for each of their respective performance targets. Total award payments under the Senior Management Bonus Plan may not exceed 120% of base salary for Mr. Dingus, 80% of base salary for Messrs. Perry and Pendley, and 60% of base salary for Mr. Watson.

Award payments are calculated (as a percentage of the target award opportunity) with respect to each applicable performance objective, as described below, as set forth in the following table:

Percentage of Target Objective Achieved	Percentage of Cash Award Attributable to Target Objective Paid	Percentage of Target Objective Achieved	Percentage of Cash Award Attributable to Target Objective Paid
76	52%	101	104%
77	54%	102	108%
78	56%	103	112%
79	58%	104	116%
80	60%	105	120%
81	62%	106	124%
82	64%	107	128%
83	66%	108	132%
84	68%	109	136%
85	70%	110	140%
86	72%	111	144%
87	74%	112	148%
88	76%	113	152%
89	78%	114	156%
90	80%	115	160%
91	82%	116	164%
92	84%	117	168%
93	86%	118	172%
94	88%	119	176%
95	90%	120	180%
96	92%	121	184%
97	94%	122	188%
98	96%	123	192%
99	98%	124	196%
100	100%	125	200% (maximum)

As described below, the Committee determines what percentage of the target level has been achieved for each performance objective and awards a cash award, as a percentage of the target cash award amount, to each named executive officer based on the achievement of such percentage of the target level.  For example, if the Committee sets a performance objective regarding diluted earnings per share and sets a target cash award of $10,000 based upon achievement of a target level of diluted earnings per share of $1.00 and if the Company’s actual earnings per share is $1.10, the Committee would determine that the recipient of the award had achieved 110% of his target level and would be entitled to a cash award of 140% of his target cash award amount (i.e., a cash award of $14,000).

Each participant in the plan is assigned one or more quantitative goals taken from AZZ’s strategic operating plan for the current fiscal year. Each participant’s success in reaching those goals determines the size of the annual cash incentive award received by such participant. For fiscal 2012, Messrs. Dingus and Perry, whose responsibilities are Company-wide, 85% of the award was based upon the Company’s diluted earnings per share and 15% for qualitative goals. The Committee established one qualitative goal for Messrs. Dingus and Perry for fiscal 2012, which was to analyze and develop strategies for responding to the internal growth opportunities of each of AZZ’s business units. The determining factors for Messrs. Pendley and Watson, whose responsibilities relate, in the case of Mr. Pendley to AZZ’s Galvanizing Service Segment and, in the case of Mr. Watson, to the Electrical and Industrial Products Segment, include not only diluted earnings per share but also revenue, operating income or, in the case of Mr. Pendley, return on assets and accounts receivable days outstanding or, in the case of Mr. Watson, orders for the Electrical and Industrial Products Segment, in each case for their respective segments or areas of responsibility (among other factors that are immaterial).

Prior to the start of the Company's fiscal year, the board sets minimum, target and maximum diluted earnings per share levels in accordance with the Company’s strategic plan.  In addition to incorporating these levels of diluted earnings per share set by the board, the Committee sets minimum, target and maximum levels for each other objective of the Senior Management Bonus Plan.  In making the annual determination of the minimum, target and maximum levels, other than the determination of levels regarding diluted earnings per share, which are determined by the board, the Committee may consider the strategic plan of the Company, the performance of the Company during the prior fiscal year, the economic conditions for the fiscal year anticipated by the Committee, and any specific circumstances facing the Company during the coming fiscal year. Levels for revenue, operating income, and return on assets objectives are set in alignment with the Company’s strategic plan (which includes projections relating to competition, innovation, supply chain and workforce development, among other projections), and expectations set by the board regarding earnings per share and Company performance.

The board established, and the Committee adopted, the following minimum, target and maximum levels for diluted earnings per share under the Senior Management Bonus Plan for fiscal 2012:

	Fiscal 2012 Diluted Earnings per Share Levels

	Minimum Level	Target Level	Maximum Level	Actual Result

Diluted Earnings per Share	$1.48	$2.91	$3.64	$3.21

In addition, the Committee adopted minimum, target and maximum levels for the various other performance objectives for Messrs. Pendley and Watson under the Senior Management Bonus Plan for fiscal 2012 as set forth below:
	Fiscal 2012 Target Levels for Various Other Performance Objectives

	Minimum Level	Target Level	Maximum Level	Actual Result

Revenue
Galvanizing Service Segment(1)	$133,457,000	$261,680,400	$327,100,500	$279,919,715

Electrical and Industrial Products Segment(2)	$92,663,300	$181,692,800	$227,116,000	$189,192,695

Operating Income
Galvanizing Service Segment(1) (3)	$34,730,000	$68,098,100	$85,122,600	$72,963,393

Electrical and Industrial Products Segment(2) (3)	$12,753,200	$25,006,200	$31,257,700	$25,772,154

Return on Assets
Galvanizing Service Segment(1) (4)	15%	29%	36%	25%

Orders of Select Products in the Electrical and Industrial Products Segment(2)	$72,767,820	$142,682,000	$178,352,500	$183,546,367
___________
(1)	Reflects the target levels established by the Committee for Mr. Pendley.
(2)	Reflects the target levels established by the Committee for Mr. Watson.

(3)
Segment operating income consists of net sales less cost of sales, specifically identifiable selling, general and administrative expenses and other income and expense items that are specifically identifiable to a segment.

(4)
Galvanizing Return on Assets is defined as the Galvanizing Services Segment operating income divided by the sum of Galvanizing Services Segment total identifiable assets minus the Galvanizing Services Segment current liabilities.  The formula is operating income/(total assets-current liabilities).

Payments of awards under the Senior Management Bonus Plan are based upon the achievement of such performance levels for the current year. Named executive officers participating in the Senior Management Bonus Plan receive:

•	no payment for the Senior Management Bonus Plan award unless the participant achieves the minimum performance level;

•
a payment of at least 52% but less than 100% of the Senior Management Bonus Plan award if the participant achieves or exceeds the minimum performance level but does not achieve the target performance level;

•
a payment of at least 100% but less than the maximum Senior Management Bonus Plan award if the participant achieves or exceeds the target performance level but does not attain the maximum performance level; and

•	a payment of the maximum Senior Management Bonus Plan award if the participant achieves or exceeds the maximum performance level.

Upon completion of the fiscal year, the Committee assesses the performance of the Company for each of the Senior Management Bonus Plan objectives comparing the actual fiscal year results to the pre-determined minimum, target, and maximum levels for each objective and an overall percentage amount is calculated.  Actual fiscal year results are determined based upon fiscal year end audited results.  The Committee has determined that, based upon the actual fiscal year results for fiscal 2012, Messrs. Dingus and Perry have met or exceeded their target performance levels for diluted earnings per share, which for fiscal 2012 the target was $2.91 for both of these officers and determined that these officers met the following levels with respect to their other performance objectives.  Messrs. Dingus and Perry met a level of 113% for their performance objective.

In addition, the Committee also determined that the Company’s other named executive officers also met or exceeded their target performance levels for diluted earnings per share, which for fiscal 2012 was $3.21 for all of these officers, and determined that these officers met the following levels with respect to their other respective performance objectives:  Mr. Pendley met levels of 107%, 107%,  86% and 100% for his performance objectives regarding revenue, operating income, return on assets, and accounts receivable days outstanding, respectively, and Mr. Watson met levels of 104%, and 129% for his performance objectives regarding operating income and orders for select products, respectively.

Awards made to named executive officers under the Senior Management Bonus Plan for performance in 2012 are reflected in column (g) of the Summary Compensation Table on page 28 of the proxy statement.

 Long-Term Incentive Compensation

The Stock Appreciation Rights  and Restricted Stock Units Program assists the Company to:

•	enhance the link between the creation of shareholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain competitive levels of total compensation.

The compensation packages of our executive officers include long-term compensation in the form of stock appreciation rights and restricted stock units, which, during fiscal year 2012, were granted under the AZZ incorporated Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”). Each stock appreciation right has a grant price equal to the closing price of one share of AZZ common stock on the NYSE on the day of grant.  The stock appreciation rights granted may be exercised for the period of time from their respective vesting dates until the seventh anniversary of the grant date.  On each of the first three anniversaries of the grant date, one-third (1/3) of the stock appreciation rights granted shall vest.  The exercise price is equal to the closing price of one share of AZZ common stock on the NYSE on the day of exercise. Stock appreciation rights are settled in shares of AZZ common stock of an amount equal to the excess of (i) the exercise price over (ii) the grant price. The restricted stock units vest on the third anniversary of the grant date and are settled in shares of AZZ common stock.  On March 1, 2012, the Committee awarded 58,057 stock appreciation rights to certain directors, officers and employees of the Company under the Plan and awarded 15,336 restricted stock units to certain officer and employees of the Company under the Plan.

Stock appreciation rights and restricted stock units award levels are determined based on market data, vary among participants based on their positions within the Company, and are granted on the first day of each fiscal year. To determine the size of stock appreciation rights and restricted stock unit grants, the Committee first establishes a target compensation value to be delivered to the named executive officers through long-term equity awards. In doing so, the Committee considers various factors, including the following:

•	the practice of granting ongoing equity awards only once every year;

•	the emphasis placed on equity in the mix of total compensation;

•	the officer’s experience and performance;

•	the scope, responsibility and business impact of the officer’s position; and

•	the perceived retention value of the total compensation package in light of the competitive labor market.

Once the target value has been established, the Committee uses the Black-Scholes pricing model to determine the number of stock appreciation rights  and restricted stock units that should be granted to named executive officers in order to provide this target value.  For fiscal 2012, the Committee targeted a mix of 70% stock appreciation rights and 30% restricted stock units for named executive officers based on the established targeted total long-term incentive grant values. In determining this mix, the Committee considered the following factors:

•	alignment with AZZ's compensation philosophy and objectives;

•	cost and dilution impact;

•	grant practices of our peer group; and

•	input and advice from our compensation consultant.

No particular weighting was assigned to the factors described above in the determination of the mix for fiscal 2012.

The Committee authorized the grant of stock appreciation rights and restricted stock units in fiscal 2012 based on a subjective evaluation of the factors listed above. In addition, in determining the amount of stock appreciation rights and restricted stock units to be granted to Mr. Dingus, the Committee also considered Mr. Dingus’s ability to focus the entire management team on the successful evaluation and implementation of AZZ’s galvanizing acquisition, which was beneficial to AZZ, his ability to motivate management to maintain sales and margins across both operating segments in a challenging economic environment and his contribution to the performance of our stock price over the past several years. The number and value of stock appreciation rights granted to the named executive officers in fiscal 2012 can be found in the table provided below under the caption “Grants of Plan Based Awards” on page 30.

Perquisites and Other Personal Benefits

The Company provides named executive officers with perquisites and other employee benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. Items that may be included as perquisites are 401(k) matching contributions, profit sharing contributions, and health, life, and long term disability insurance benefits, which are generally available to all employees.

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended February 29, 2012, are included in column (i) of the “Summary Compensation Table” on page 28.

The Company has entered into employment agreements with two of our key executives, Messrs. Dingus and Perry. Additionally, the Company has entered into Change of Control Severance Agreements with certain key employees, including the named executive officers. The employment agreements with Messrs. Dingus and Perry and the Change of Control Severance Agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under these agreements for the named executive officers is provided under the heading “Potential Payment Upon Termination or Change of Control” on page 32.

Retirement and Other Benefits

We do not maintain a defined-benefit retirement program.  Instead, all Company employees, including named executive officers, are eligible to participate in the AZZ incorporated Employee Benefit Plan and Trust (the “Benefit Plan”).

The Benefit Plan is a tax-qualified savings plan pursuant to which all Company employees, including the named executive officers, can contribute a portion of their annual salary on a pre-tax basis up to certain limits prescribed by the Internal Revenue Service.  The Company will match 100% of the first 1%, and 50% of contributions between 2% and 6%, of eligible pay that the employee contributes.  Company matching contributions are fully vested after two years of service.  Employees may select from among several mutual funds when investing their 401(k) account funds.

In addition to the 401(k) matching contributions under the Benefit Plan, the Company may make a profit sharing contribution that all Company employees, including named executive officers, who have satisfied a one year eligibility waiting period are eligible to receive.  In the event a contribution is made, each Company employee will receive a portion of the contribution as determined by the following formula:

Participant Eligible Compensation(1)
                                                X  Profit Sharing Contribution
Eligible Compensation All Participants

(1) The participants’ eligible compensation is limited to a maximum of $245,000 under IRS regulations.

This amount is allocated to the participant’s 401(k) account under the Benefit Plan and is invested in one or more mutual funds as determined by the participant.

Company profit sharing contributions vest over the first five years of an employee's service with the Company, and are fully vested for employees with five or more years of service.

Employee Stock Purchase Plan.

AZZ has adopted the AZZ incorporated Employee Stock Purchase Plan, which allows employees of the Company, including named executive officers, to periodically purchase shares of the Company’s common stock at a discount using funds deducted from the participating employees’ payroll.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Compensation-Related Risk Management

The Committee, and the board of directors, believes the Company’s compensation policies and practices for its named executive officers, and those relating to all employees generally across the Company, are not reasonably likely to create inappropriate management risk-taking that could have a material adverse effect on the Company.  The Committee believes that, as discussed at length above, the Company’s compensation policies and practices are well-balanced between the cash/equity mix utilized to provides incentives to achieve both short-term and long term business objectives.  This practice is considered appropriate to help ensure a reasonable relationship between the annual and long-term compensation elements and it is not considered to create incentives for excessive or imprudent risk-taking by management.  To the contrary, the Committee believes that the Company’s compensation policies and practices actually serve to ensure a long-term value creation focus by management.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the Compensation Committee recommended to the board of directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2012 filed with the SEC on May 10, 2012.

THE COMPENSATION COMMITTEE

Dr. H. Kirk Downey, Chairman
Kevern R. Joyce
Daniel E. Berce
Peter A. Hegedus

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by the Company’s Chief Executive Officer, its Chief Financial Officer, and its next 4 most highly compensated executive officers (the “named executive officers”) for the fiscal year ended February 29, 2012 and the two prior fiscal years. Mr. Caldwell resigned from his position as Vice President, Electrical and Industrial Products Segment, effective as of August 31, 2011. The Company has entered into employment agreements with two of the named executive officers, Messrs. Dingus and Perry. When setting total compensation for each of the named executive officers, the Compensation Committee reviews the executive’s current compensation, including equity and non-equity based compensation.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards/ RSUs ($) (e)(1)	Option /SARs Awards ($) (f) (2)	Non-Equity Incentive Plan Compensation ($) (g)(3)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i) (4)		Total ($) (j)
David H. Dingus	2012	$530,000	—	$240,867	$494,088	$487,488	—	$30,640		$1,783,083
President & Chief	2011	$500,000	—	$248,895	$564,792	$650,000	—	$32,082		$2,031,739
Executive Officer	2010	$500,000	—	$196,874	$402,459	$431,275	—	$38,590		$1,569,198

Dana L. Perry	2012	$297,000	—	$77,098	$158,105	$189,115	—	$34,344		$755,662
Senior Vice President	2011	$270,000	—	$79,650	$180,740	$243,000	—	$31,137		$804,527
& Chief Financial Officer	2010	$270,000	—	$63,003	$128,791	$161,231	—	$36,976		$660,001

Darren L. Caldwell(5)	2012	$119,250	—	$57,823	$118,591	$58,465	—	$127,786	(6)	$481,915
Vice President,	2011	$177,525	—	$75,499	$172,966	$97,997	—	$110,294		$608,281
Electrical and Industrial Products Segment

Tim E. Pendley	2012	$275,000	—	$57,823	$118,591	$147,634	—	$32,722		$631,770
Senior Vice President,	2011	$250,000	—	$59,761	$135,549	$191,531	—	$29,331		$666,172
Galvanizing Services	2010	$250,000	—	$47,257	$96,593	$150,975	—	$35,523		$580,348

Clement H. Watson	2012	$219,500	—	$20,905	$42,826	$132,136	—	$32,472		$447,839
Vice President of	2011	$209,000	—	$21,599	$48,957	$81,562	—	$31,208		$392,326
Sales Electrical Products Group	2010	$209,000	—	$17,069	$34,880	$49,815	—	$33,558		$344,322
__________
(1)
The amounts in this column for the fiscal year ended February 29, 2012 reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for restricted stock unit awards granted to the named executive under the AZZ incorporated Amended and Restated 2005 Long-Term Incentive Plan. Assumptions used in the calculation of this amount are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended February 29, 2012, included in the Company’s Annual Report on Form 10-K filed with the SEC on May 10, 2012.

(2)
The amounts in this column reflect the aggregate grant date fair value calculated in accordance with FSAB ASC Topic 718 for stock appreciation rights awards granted to the named executive under the AZZ incorporated Amended and Restated 2005 Long-Term Incentive Plan. Assumptions used in the calculation of this amount are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended February 29, 2012, included in the Company’s Annual Report on Form 10-K filed with the SEC on May 10, 2012.

(3)	The amounts in this column reflect the cash awards granted under the Company’s Senior Management Bonus Plan.

(4)	All other compensation in column (i) consists of the perquisites as described in the following table entitled “Perquisites” on a per executive basis for fiscal 2012.

(5)	Mr. Caldwell terminated his employment with AZZ on August 31, 2011, as Vice President, Electrical and Industrial Products Segment.

(6)	This amount includes a severance payment in the amount of $119,250.

	Perquisites
	Contributions to 401(k) Plan (1)	Contributions to Profit Sharing Plan (1)	Insurance Benefits (2)	Relocation Expense	Total
David H. Dingus	$4,975	$19,410	$6,255	—	$30,640
Dana L. Perry	$10,303	$19,410	$4,631	—	$34,344
Darren L. Caldwell(3)	$7,821	—	$715	—	$8,536
Tim E. Pendley	$10,139	$19,410	$3,172	—	$32,722
Clement H. Watson	$9,520	$19,410	$3,542	—	$32,472
__________

(1)
Matching 401(k) contributions and profit sharing allocated by the Company to each of the named executive officers pursuant to the AZZ incorporated Employee Benefit Plan and Trust (which is more fully described on page 26 under the heading “Retirement and Other Benefits”). The 401(k) Plan moved from a fiscal year plan to a calendar year plan effective January 1, 2011.  The number shown reflects fiscal year contributions.

(2)	The value attributable to group health and life insurance benefits provided to all employees, including the named executive officers.

(3)	Mr. Caldwell terminated his employment with AZZ effective as of August 31, 2011, as Vice President, Electrical and Industrial Products Segment.

GRANTS OF PLAN BASED AWARDS

The following table provides information about cash incentive awards and equity awards made during fiscal 2012 to each of the named executive officers under our Senior Management Bonus Plan and our Amended and Restated 2005 Long Term Incentive Plan, respectively.
								All Other Stock/RSU Awards:	All Other Option/SARs Awards:		Grant Date Fair Value
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Number of Shares of Stock	Number of Securities Underlying Options/	Exercise or Base Price of Option/ SARs	of Stock/RSU and Option/ SARs
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#) (2)	SARs (#) (3)	Awards ($/sh)	Awards ($) (4)
David H. Dingus	3/1/11	10,660	344,500	689,000	—	—	—	—	—	—	—
	3/1/11	—	—	—	—	—	—	5,761	—	—	$240,867
	3/1/11	—	—	—	—	—	—	—	31,935	$ 41.81	$494,088

Dana L. Perry	3/1/11	5,940	133,650	267,300	—	—	—	—	—	—	—
	3/1/11	—	—	—	—	—	—	1,844	—	—	$77,098
	3/1/11	—	—	—	—	—	—	—	10,219	$ 41.81	$158,105

Darren L. Caldwell	3/1/11	4,770	107,325	214,650	—	—	—	—	—	—	—
	3/1/11	—	—	—	—	—	—	1,383	—	—	$57,823
	3/1/11	—	—	—	—	—	—	—	7,665	$ 41.81	$118,591

Tim E. Pendley	3/1/11	5,500	123,750	247,500	—	—	—	—	—	—	—
	3/1/11	—	—	—	—	—	—	1,383	—	—	$57,823
	3/1/11	—	—	—	—	—	—	—	7,665	$ 41.81	$118,591

Clement H. Watson	3/1/11	4,390	76,825	153,650	—	—	—	—	—	—	—
	3/1/11	—	—	—	—	—	—	500	—	—	$20,905
	3/1/11	—	—	—	—	—	—	—	2,768	$ 41.81	$42,826
__________

(1)	Possible payouts to the named executive under the Company’s Senior Management Bonus Plan.
(2)	Number of restricted stock units granted to the named executive under the AZZ incorporated Amended and Restated 2005 Long-Term Incentive Plan.
(3)	Number of stock appreciation rights granted to the named executive under the AZZ incorporated Amended and Restated 2005 Long-Term Incentive Plan.
(4)
The amounts in this column for the fiscal year ended February 29, 2012 reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for restricted stock unit and stock appreciation rights awards granted to the named executive under the AZZ incorporated Amended and Restated 2005 Long-Term Incentive Plan. Assumptions used in the calculation of this amount are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended February 29, 2012, included in the Company’s Annual Report on Form 10-K filed with the SEC on May 10, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on the holdings of stock options, stock appreciation rights and restricted stock units by each of the named executive officers as of February 29, 2012.  Each option grant, restricted stock unit and stock appreciation right is shown separately for each named executive officer.

	Option/SARs Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable (1)(4)	Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable (1)(4)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option/ SARs Exercise Price ($)	Option/ SARs Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)(5)	Market Value of Shares or Units of Stock That Have Not Vested (2)(3)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

David H. Dingus	—	16,604	—	$18.12	03/01/16	—	—	—	—
	15,298	30,594	—	$31.67	03/01/17	—	—	—	—
	—	31,935	—	$41.81	03/01/18	—	—	—	—
	—	—	—	—	—	10,865	$545,423	—	—
	—	—	—	—	—	7,859	$394,522	—	—
	—	—	—	—	—	5,761	$289,202	—	—

Dana L. Perry	10,627	5,313	—	$18.12	03/01/16	—	—	—	—
	4,896	9,790	—	$31.67	03/01/17	—	—	—	—
	—	10,219	—	$41.81	03/01/18	—	—	—	—
	—	—	—	—	—	3,477	$174,545	—	—
	—	—	—	—	—	2,515	$126,253	—	—
	—	—	—	—	—	1,844	$ 92,569	—	—

Darren L. Caldwell(6)	—	—	—	—	—	—	—	—	—

Tim E. Pendley	—	3,985	—	$18.12	03/01/16	—	—	—	—
	—	7,342	—	$31.67	03/01/17	—	—	—	—
	—	7,665	—	$41.81	03/01/18	—	—	—	—
	—	—	—	—	—	2,608	$130,922	—	—
		—	—	—	—	1,887	$ 94,727	—	—
		—	—	—	—	1,383	$ 69,427	—	—

Clement H. Watson	—	1,439	—	$18.12	03/01/16	—	—	—	—
	—	2,652	—	$31.67	03/01/17	—	—	—	—
	—	2,768	—	$41.81	03/01/18	—	—	—	—
	—	—	—	—	—	942	$ 47,288	—	—
	—	—	—	—	—	682	$ 34,236	—	—
	—	—	—	—	—	500	$ 25,100	—	—
__________

(1)	Amounts in this column represent equity settled stock appreciation rights awards.
(2)	Amounts in this column represent restricted stock unit awards.
(3)	The market value of restricted stock unit awards is based on the closing market price of AZZ common stock on February 29, 2012, the last trading day of fiscal 2012, which was $50.20.
(4)	The stock appreciation rights listed vest on each of the first three anniversaries of the grant date of the stock appreciation right.
(5)	The restricted stock unit awards listed vest upon the expiration date of the restricted stock unit.
(6)	Mr. Caldwell forfeited all of his equity awards at the time of his resignation.

OPTION EXERCISES AND STOCK VESTED

The following table provides information for each of the named executive officers on the aggregate stock option exercises during fiscal 2012, including the number of shares acquired on exercise and the value realized.

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David H. Dingus Dana L. Perry Darren L. Caldwell Tim E. Pendley Clement H. Watson	11,325 1,251 304 3,849 1,927	$513,707 $54,769 $13,957 $169,279 $87,162	— — — — —	— — — — —

__________

(1)	Awards exercised were SARs.
(2)	The value realized on exercise is based on the difference between the closing market price of AZZ common stock on the date of exercise and the exercise price of the SARs being exercised on such date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Payments Made Upon Resignation, Termination, Death or Disability

Dingus Employment Agreement and Senior Management Bonus Plan.

Employment Agreement. If, prior to a change of control, his employment is terminated due to disability or death or for Cause, Mr. Dingus, or his estate, shall be entitled to receive in a lump sum (i) all earned but unpaid base salary, (ii) payment for all earned but unused vacation time and (iii) reimbursement for business expenses incurred prior to the date of termination.  He, or his estate, shall also receive a bonus prorated to the last completed full month of service prior to termination.  If the Company terminates Mr. Dingus’ employment without Cause, he is entitled to receive (i) a cash amount equal to his base pay from the date of his termination to the end of the term of his employment agreement (but in no event less than his base pay for a 24 month period) plus any amounts to which he is entitled under any compensation plan of the Company and (ii) a bonus prorated to the last completed full month of service prior to termination. Mr. Dingus also received stock options and stock appreciation rights under the terms of his Employment Agreement. Under their terms, these stock options and stock appreciation rights vest and become exercisable when Mr. Dingus’ employment terminates.

In Mr. Dingus’ Employment Agreement, “Cause” is defined as (1) conviction of a crime involving moral turpitude or providing for imprisonment, (2) commission of any willful malfeasance or gross negligence in the discharge of his  duties to the Company or any of its subsidiaries, having a material adverse effect on the Company or any of its subsidiaries or (3) failure to timely correct after written notice, any specific failure in performance of the duties of his position with the Company.

Mr. Dingus’ Employment Agreement contains provisions requiring him not to disclose any Confidential Information, as defined therein, except to further the business of the Company or with the Company’s consent.  Mr. Dingus is also prohibited from using the Confidential Information for any purpose other than the pursuit of the business of the Company.  These obligations of confidentiality and non-use remain in effect during Mr. Dingus’ employment and indefinitely thereafter.

Mr. Dingus’ Employment Agreement also requires him not to solicit for employment any person who is an employee of the Company or was employed by the Company at the time of Mr. Dingus’ termination of employment.  This non-solicitation provision remains in effect during the course of Mr. Dingus’ employment with the Company and for a period of 12 months after termination of such employment at any time and for any reason. Mr. Dingus is prohibited, for a period of twelve months after his employment terminates, from directly or indirectly soliciting any person, who at the time of his termination was a client, customer, vendor, consultant, or agent of the Company to cease doing business in whole or in part with the Company.

Senior Management Bonus Plan.  A discussion of the Senior Management Bonus Plan can be found on page 20, under the section titled, "Performance–Based Incentive Compensation".

Perry Employment Agreement and Senior Management Bonus Plan.  Mr. Perry’s Employment Agreement and Senior Management Bonus Plan contain provisions identical to those described above with respect to Mr. Dingus’ Employment Agreement and the Senior Management Bonus Plan.

Payments made upon a Change In Control

Dingus Change Of Control Agreement. If Mr. Dingus remains in the service of the Company for a period of one year following a change in control of the Company, (i) he shall be entitled to a payment equal to 2.99 times his “base amount,” as defined in Section 280G(b)(3) of the Internal Revenue Code and (ii) all options and stock appreciation rights shall fully vest and become immediately exercisable.

If, while a potential change in control is pending or before one year following a change in control, Mr. Dingus’ employment is terminated for any reason other than by the Company for Cause or by Mr. Dingus without Good Reason, he would be entitled to the payment, vesting and exercise rights described in the preceding sentence and, in addition, the Company would be required to pay him his full base salary through his date of termination, plus any amounts to which he is entitled under any compensation agreement at the time such payments are due. If Mr. Dingus’ employment is terminated before one year following a change in control of the Company (i) by Mr. Dingus for any reason whatsoever other than as a result of his death, total disability or for Good Reason or (ii) by the Company for Cause, the Company shall pay him his full base salary through the date of termination plus any amounts to which he is entitled under any compensation plan of the Company at the time such payments are made, but he will not be entitled to the payment of 2.99 times his “base amount” as described in the immediately preceding paragraph.

The Company is required to reimburse Mr. Dingus all legal fees and expenses he might incur in seeking to obtain or enforce any right or benefit provided by his Change of Control Agreement.

“Cause” as used in the Change of Control Agreement has the same meaning as “Cause” contained in the “Dingus Employment Agreement” as shown above.

“Good Reason” as used in the Change of Control Agreement, includes:

(A) A substantial adverse alteration in the nature or status of his responsibilities from those in effect immediately prior to the change in control;

(B) A reduction in his annual base salary in effect on the date of the change in control;

(C) The relocation of the Company’s principal executive offices or the Company’s requiring Mr. Dingus to be based anywhere other than a site less than thirty (30) miles from the site where he is now principally based;

(D) The failure by the Company, without his consent, to pay any portion of his current compensation;

(E) The failure by the Company to continue or replace any compensation plan material to his total compensation, or the failure to continue his participation therein on a basis not materially less favorable, as existed at the time of the change in control;

(F) The failure of the Company to continue to provide Mr. Dingus with benefits substantially similar to those enjoyed by him under deferred compensation plans, life insurance, medical, health and accident, disability or vacation plans or policies in which he was participating at the time of the change in control;

(G) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Change of Control Agreement; or

(H) Any purported termination of his employment by the Company other than because of total disability, death or for Cause.

The Company has an opportunity to correct the matters specified in clauses (A), (B), (E), (F), (G) or (H) of the immediately preceding sentence before they constitute Good Reason.

Perry Change Of Control Agreement. Mr. Perry’s Change of Control Agreement contains provisions identical to those described above for Mr. Dingus with respect to Mr. Dingus’ Change of Control Agreement.

Executive Change-In-Control Severance Agreements. The Executive Change-in-Control Severance Agreements with Mr. Pendley, and Mr. Watson provide:

•
If the executive’s employment is terminated within one year following a change in control by the Company for Cause or by the executive for other than Good Reason, the Company must pay him his full base salary through the date of termination plus all other amounts to which he is entitled under any compensation or benefit plan of the Company at the time such payments are due, and the Company shall have no further obligation to him under the Change in Control Agreement.

•
If the executive’s employment is terminated before one year following a change in control by the Company other than for Cause or disability, or by the executive for Good Reason, he shall be entitled to a lump sum payment of his base salary through the date of termination plus any other amounts to which he is entitled under any compensation plan of the Company at the time such payments are due; a lump sum severance payment in an amount equal to two times his base amount, as defined in Section 280G(b)(3) of the Internal Revenue Code, and the vesting and immediate exercisability of all stock options and stock appreciation rights; and reimbursement for all legal fees and expenses incurred in seeking to enforce the Executive Change-in-Control Severance Agreement.

•	“Cause” as used in the Executive Change-in-Control Severance Agreements has the same meaning as contained in the “Dingus Employment Agreement.”

•	“Good Reason” as used in such Executive Change-in-Control Severance Agreements includes, with respect to each executive,

(A) a substantial adverse alteration in the nature or status of his responsibilities from those in effect immediately prior to the change in control;

(B) a reduction in his annual base salary in effect on the date of the change in control;

(C) the relocation of the Company’s principal executive offices or the Company's requiring the executive to be based anywhere other than a site less than thirty (30) miles from the site where he is now principally based;

(D) the failure by the Company, without his consent, to pay to him any portion of his current compensation;

(E) the failure by the Company to continue or replace any compensation plan material to his total compensation or the failure to continue his participation therein on a basis not materially less favorable,  as existed at the time of the change in control;

(F) the failure of the Company to continue to provide him with benefits substantially similar to those enjoyed by him under deferred compensation plans, life insurance, medical, health and accident, or disability or vacation plans or policies in which he was participating at the time of the change in control;

(G) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Change-in-Control Severance Agreement; or

(H) any purported termination of his employment by the Company other than because of total disability, death or for Cause.

The Company has an opportunity to correct the matters specified in clauses (A), (B), (E), (F), (G), or (H) of the immediately preceding sentence before they constitute Good Reason.

POTENTIAL PAYMENTS

The following table reflects the amount of compensation to each of the named executive officers in the event of termination of that executive’s employment as the result of voluntary termination, involuntary not-for-cause termination, for cause termination, termination following a change of control and disability or death of the executive. The amounts shown assume that such termination was effective as of February 29, 2012, and that each named executive officer had met requirements under our incentive compensation plans that the executive be employed as of year end to receive benefits related to the year, and thus include amounts earned through that time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of an executive’s separation from the Company.  As of February 29, 2012, each executive had received all of the base salary earned during fiscal 2012, and no portion of the base salary was unpaid at that date.

DAVID H. DINGUS
TRIGGERING EVENT

	Termination of Employment Before Change in Control					Termination of Employment Within One Year After Change in Control
	Death/ Disability		Termination for Cause	Termination Without Cause		Death/ Disability		Termination for Cause	Termination Without Cause		Voluntary For Good Reason		Voluntary Without Good Reason

Severance				$1,590,000	(1)	$2,874,601	(2)		$2,874,601	(2)	$2,874,601	(2)

Short-Term Cash Incentive	$487,488		$487,488	$487,488		$487,488		$487,488	$487,488		$487,488		$487,488

Stock Appreciation Rights	$1,650,970	(3)		$1,650,970	(3)	$1,650,970	(3)		$1,650,970	(3)	$1,650,970	(3)

Restricted Stock Units	$1,229,147			$1,229,147		$1,229,147			$1,229,147		$1,229,147

(1)
This amount is Mr. Dingus’s base salary for a period of three years. Mr. Dingus’s Employment Agreement with the Company provides that if he is terminated without cause, he will be entitled to his base salary for the period from the date of termination to the end of the term of the Employment Agreement. Because Mr. Dingus received no notice from the Company of a termination of the Employment Agreement, Mr. Dingus's Employment Agreement term is for the period from March 1, 2011 through March 1, 2014.

(2)	This amount is 2.99 times the average base amount, defined as base salary plus short-term incentive payments, for Mr. Dingus for the last five fiscal years.

(3)	This amount is the total value of vested Stock Appreciation Rights held by the named executive officer as of February 29, 2012.

DANA L. PERRY
TRIGGERING EVENT

	Termination of Employment Before Change in Control					Termination of Employment Within One Year After Change in Control
	Death/ Disability		Termination for Cause	Termination Without Cause		Death/ Disability		Termination for Cause	Termination Without Cause		Voluntary For Good Reason		Voluntary Without Good Reason

Severance				$891,000	(1)	$1,353,850	(2)		$1,353,850	(2)	$1,353,850	(2)

Short-Term Cash Incentive	$189,115		$189,115	$189,115		$189,115		$189,115	$189,115		$189,115		$189,115

Stock Appreciation Rights	$869,224	(3)		$869,224	(3)	$869,224	(3)		$869,224	(3)	$869,224	(3)

Restricted Stock Units	$393,367			$393,367		$393,367			$393,367		$393,367

__________

(1)
This amount is Mr. Perry’s base salary for a period of three years. Mr. Perry’s Employment Agreement with the Company provides that if he is terminated without cause, he will be entitled to his base salary for the period from the date of termination to the end of the term of the Employment Agreement. Because Mr. Perry received no notice from the Company of a termination of the Employment Agreement, Mr. Perry's Employment Agreement term is for the period from March 1, 2011 through March 1, 2014.

(2)	This amount is 2.99 times the average base amount, defined as base salary plus short-term incentive payments, for Mr. Perry for the last five fiscal years.

(3)	This amount is the total value of vested Stock Appreciation Rights held by the named executive officer as of February 29, 2012.

TIM E. PENDLEY
TRIGGERING EVENT

	Termination of Employment Before Change in Control					Termination of Employment Within One Year After Change in Control
	Death/ Disability		Termination for Cause	Termination Without Cause		Death/ Disability		Termination for Cause	Termination Without Cause		Voluntary For Good Reason		Voluntary Without Good Reason

Severance						$670,376	(1)		$670,376	(1)	$670,376	(1)

Short-Term Cash Incentive	$147,634		$147,634	$147,634		$147,634		$147,634	$147,634		$147,634		$147,634

Stock Appreciation Rights	$328,195	(2)		$328,195	(2)	$328,195	(2)		$328,195	(2)	$328,195	(2)

Restricted Stock Units	$295,076			$295,076		$295,076			$295,076		$295,076

__________

(1)	This amount is two times the average base amount, defined as base salary plus short-term incentive payments, for Mr. Pendley for the last five fiscal years.

(2)	This amount is the total value of vested Stock Appreciation Rights held by the named executive officer as of February 29, 2012.

CLEMENT H. WATSON
TRIGGERING EVENT

	Termination of Employment Before Change in Control					Termination of Employment Within One Year After Change in Control
	Death/ Disability		Termination for Cause	Termination Without Cause		Death/ Disability		Termination for Cause	Termination Without Cause		Voluntary For Good Reason		Voluntary Without Good Reason

Severance						$598,482	(1)		$598,482	(1)	$598,482	(1)

Short-Term Cash Incentive	$132,136		$132,136	$132,136		$132,136		$132,136	$132,136		$132,136		$132,136

Stock Appreciation Rights	$118,528	(2)		$118, 528	(2)	$118, 528	(2)		$118, 528	(2)	$118, 528	(2)

Restricted Stock Units	$106,625			$106,625		$106,625			$106,625		$106,625

__________

(1)	This amount is two times the average base amount, defined as base salary plus short-term incentive payments, for Mr. Watson for the last five fiscal years.

(2)	This amount is the total value of vested Stock Appreciation Rights held by the named executive officer as of February 29, 2012.

AUDIT COMMITTEE REPORT

The audit committee during fiscal 2012 was composed of Directors Feehan (chairman), Berce, and Joyce. The board has determined that all members of the audit committee are independent as that term is defined in the NYSE’s listing standards and Section 10A(m)(3) of the Exchange Act, and that each member qualifies as an audit committee financial expert as defined in the SEC rules adopted under the Sarbanes-Oxley Act of 2002.

The audit committee has sole authority for the appointment and replacement of the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor.  The independent auditor reports directly to the audit committee.  The audit committee reviews with the auditors the plan and scope of the annual audit.  It reviews with management and the independent auditor the annual audited financial statements and recommends to the board whether they should be included in AZZ’s annual report.  It similarly reviews quarterly financial reports and all earnings press releases.  The audit committee also has general oversight of AZZ’s accounting, financial reporting and internal audit function.  Management is responsible for the preparation, presentation and integrity of AZZ’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.  BDO, an independent registered public accounting firm and our independent auditor, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).

The audit committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and BDO.  The audit committee serves an oversight role, providing advice, counsel and direction to management and BDO on the basis of information it receives, discussions with management and BDO, and the experience of the audit committee’s members in business, financial and accounting matters.

The audit committee operates under a written charter, which was adopted in revised form by the board of directors on June 20, 2007.  A copy of the full text of the charter is available on AZZ’s website at www.azz.com.  The audit committee reviews and assesses the adequacy of its charter on an annual basis.

The audit committee has:

•	reviewed and discussed the audited consolidated financial statements with management;

•	discussed with BDO the independence of BDO and the matters, if any, required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), as amended; and

•	received the letter and the written disclosures from BDO required by Rule 3520 of the Public Company Accounting Oversight Board.

Based on the review and discussions referred to in the preceding paragraph, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in AZZ’s Annual Report on Form 10-K for its fiscal year ended February 29, 2012.

Audit Committee:

Daniel R. Feehan, Chairman
Daniel E. Berce
Kevern Joyce

Notwithstanding anything to the contrary set forth in any of AZZ’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the compensation committee discussion and analysis and the audit committee report shall not be incorporated by reference into any such filings.

OTHER BUSINESS

We do not plan to act on any matters at the meeting other than those described in this proxy statement. If any other business should properly come before the meeting, the persons named in the proxy will vote in accordance with their best judgment.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Independent Auditor Fees

The following table presents fees incurred for professional services rendered by BDO, our independent auditors for our fiscal year ended February 29, 2012, and our fiscal year ended February 28, 2011.  All services listed below were pre-approved by the Audit Committee.

	February 29, 2012	February 28, 2011
Audit Fees (1)	$491,477	$474,266
Audit-Related Fees (2)	80,000	60,000
Tax Fees (3)	$188,760	$153,075
All Other Fees	-	-

Total Fees	$760,237	$687,341
__________
(1)	Includes fees for services related to the annual audit of the consolidated financial statements, and reviews of our quarterly reports on Form 10-Q.
(2)	Audit related fees relate to certain due diligence services in connection with the Company’s acquisition of NGA in 2011 and Galvan in 2012.
(3)
Includes fees for services related to tax compliance, tax advice and tax planning.  Tax fees in 2012 include $23,930 of IRS exam support and $22,380 for Transfer Pricing services and tax fees in 2011 include $14,000 for Cost Segregation services.

One or more representatives of BDO  will be present at the Annual Meeting of Shareholders held on July 10, 2012, and will have an opportunity to make a statement and to respond to appropriate questions.

Pre-approval of Nonaudit Fees

The audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor.  The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services.  Unless the specific service has been previously pre-approved with respect to that year, the audit committee must approve the permitted service before the independent auditor is engaged to perform it.  All of the fees listed above were approved in accordance with this policy.  The audit committee has delegated to the chairman of the audit committee authority to approve permitted services where the fees for the engagement do not exceed $25,000, provided that the chairman reports any decisions to the committee at its next scheduled meeting.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

To be included in the proxy statement relating to the 2013 Annual Meeting of Shareholders, shareholder proposals must be received by our corporate secretary no later than 5:00 p.m., local time, March 12, 2013.

In order to bring a matter before the 2013 Annual Meeting of Shareholders that is not contained in the proxy statement, including the nomination of an individual for election as a director, a shareholder must comply with the advance notice provisions of our by-laws.  Our by-laws require that we receive notice of the matter no earlier than March 12, 2013, and no later than April 11, 2013. You may contact our secretary to find out what specific information regarding the matter must be included with the advance notice.

PROXY SOLICITATION

We will pay all costs associated with the proxy solicitation, which we expect to be $5,000 or less, and all mailing and delivery expenses. In addition to solicitations by mail, our officers and employees may solicit proxies personally and by telephone or other means, for which they will receive no compensation in addition to their normal compensation.  We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse them for their reasonable out-of-pocket and clerical expenses.

VOTING SECURITIES

Shareholders of record on May 16, 2012, will be entitled to vote at the meeting.  As of April 30, 2012, there were 12,625,033 shares of the Company’s common stock outstanding.  Each share of common stock entitles the holder to one vote on each matter voted on at the meeting.  An abstention will not be counted as voting for a matter, and, therefore, will have the same effect as a vote against the matter.  Votes withheld, including broker non-votes, will not be counted as a vote either for or against the matter.

QUORUM

Shareholders representing a majority of the shares of our common stock outstanding as of May 16, 2012, must be present at the Annual Meeting of Shareholders, in person or by proxy, in order to conduct business at the meeting.

YOUR VOTE IS IMPORTANT

You are encouraged to let us know your preference by completing and returning the enclosed proxy card.

/s/ Dana L. Perry
Dana L. Perry
Corporate Secretary

June 1, 2012

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_______________

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on July 10, 2012.

Vote by Internet

- Go to **www.envisionreports.com/AZZ**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

Nominee	For	Withhold
01 - David H. Dingus	☐	☐
02 - Dana L. Perry	☐	☐
03 - Daniel E. Berce	☐	☐

B ISSUES

Proposal	For	Against	Abstain
2. Approval, on a non-binding advisory basis, of AZZ's executive compensation.	☐	☐	☐
3. Approval to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending February 28, 2013.	☐	☐	☐

C Non-Voting Items

Change of Address — Please print new address below.

D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement. Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

AZZ incorporated

Proxy — AZZ incorporated

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on July 10, 2012

The undersigned, having received the Notice and accompanying Proxy Statement and revoking all prior proxies, hereby appoints H. Kirk Downey and David H. Dingus and each of them with full power of substitution in each, proxies to vote at the Annual Meeting of Shareholders to be held on July 10, 2012, at 10:00 a.m. in Fort Worth, Texas, or at any adjournment thereof, all shares of AZZ incorporated which the undersigned may be entitled to vote. Said proxies are authorized to vote as directed on the reverse side of this card. **IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE LISTED NOMINEES FOR DIRECTORS.**

The Board of Directors recommends a vote FOR the election of the listed nominees for Directors.
The Board of Directors recommends a vote FOR the approval of AZZ's executive compensation.
The Board of Directors recommends a vote FOR the ratification of BDO USA, LLP.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side.)